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                                                                    EXHIBIT 12.1

ANCHOR GLASS CONTAINER CORPORATION
STATEMENT RE COMPUTATION OF RATIOS
(DOLLARS IN THOUSANDS)

                                                   Reorganized
                                                     Company                            Predecessor Company
                                                  -------------  -----------------------------------------------------------------
                                                     Four         Eight
                                                     Months       Months
                                                     Ended         Ended                    Years ended December 31,
                                                  December 31,   August 31,   ----------------------------------------------------
                                                      2002          2002         2001          2000          1999          1998
                                                  ------------   ----------   ----------    ----------    ----------    ----------
EARNINGS -

Net income (loss)                                  $     (669)   $   63,823   $  (51,068)   $  (32,266)   $  (17,511)   $   (9,770)

Interest and amortization of debt expense              10,381        17,948       30,612        31,035        27,279        26,750

Rental expense representative of interest factor        1,810         3,687        5,133         4,333         5,088         5,915
                                                   ----------    ----------   ----------    ----------    ----------    ----------

Total earnings (loss)                              $   11,522    $   85,458   $  (15,323)   $    3,102    $   14,856    $   22,715

FIXED CHARGES -

Interest and amortization of debt expense          $   10,381    $   17,948   $   30,612    $   31,035    $   27,279    $   26,570

Rental expense representative of interest factor        1,810         3,687        5,133         4,333         5,088         5,915
                                                   ----------    ----------   ----------    ----------    ----------    ----------

Total fixed charges                                $   12,191    $   21,635   $   35,745    $   35,368    $   32,367    $   32,485
                                                   ==========    ==========   ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES                         --           3.9           --            --            --            --
                                                   ==========    ==========   ==========    ==========    ==========    ==========

DEFICIENCY OF EARNINGS AVAILABLE TO COVER
   FIXED CHARGES                                   $     (669)   $       --   $   51,068    $   32,266    $   17,511    $    9,770
                                                   ==========    ==========   ==========    ==========    ==========    ==========

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus one-third of operating lease expense that the Company believes is representative of the interest factor.